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                                                                  EXHIBIT 10.102

                                    AGREEMENT
                                     BETWEEN
                        PINNACLE WEST ENERGY CORPORATION
                                       AND
                         ARIZONA PUBLIC SERVICE COMPANY
                                       FOR
                    TRANSPORTATION AND TREATMENT OF EFFLUENT

This Agreement is made and entered into by and between Pinnacle West Energy Corporation, an Arizona corporation, acting on its own behalf and on behalf of potential future owners of Redhawk (hereinafter defined), and Arizona Public Service Company, an Arizona corporation, acting solely as the Operating Agent on behalf of the Participants of Palo Verde Nuclear Generating Station ("PVNGS" or "Palo Verde").

                                    RECITALS

      A. PWE plans to construct a natural gas-fired combined cycle electrical generating facility ("Redhawk") on land located west of the City of Phoenix, near PVNGS. PWE's current plans call for Redhawk to be a (nominal) 2120 MW power generation facility, with four (nominal) 530 MW units to be phased in over several years.

      B. Participants purchase Effluent for use at PVNGS and transport such Effluent through the WRF Pipeline. Participants further treat the Effluent at the WRF for use at PVNGS. There is excess capacity available from time to time in the WRF Pipeline for transporting Effluent and in the WRF for treating such Effluent for use by PWE at Redhawk.

      C. PWE desires to purchase and Participants desire to provide to PWE transportation and treatment services for a certain amount of PWE's Effluent to be used at Redhawk.

NOW, THEREFORE, for good and valuable consideration, the Parties hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

      1.1 DEFINITIONS. In addition to certain terms specifically defined in the body of this Agreement, the following capitalized terms shall have the following meanings whenever used in this Agreement:

      "APS" means Arizona Public Service Company and its permitted successors and assigns. Except where APS is identified individually in this Agreement, APS and any permitted successor or assign is acting solely in its capacity as Operating Agent on behalf of the Participants. If Pinnacle West Energy Corporation becomes the permitted successor to the rights and obligations of APS as a Participant and Operating Agent, all references in this Agreement to APS in its capacity as Operating Agent shall thereafter refer to Pinnacle West Energy Corporation solely in its capacity as Operating Agent.

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      "Commercially Reasonable Efforts" means those efforts and resources that a skilled, competent, experienced, and prudent Person would use to perform and complete the requirements of the Agreement in a timely manner, exercising the degree of skill and competence customarily required of a Person performing similar work for wastewater treatment facilities in the United States with similar technical specifications and capabilities as the WRF and the WRF Pipeline.

      "Delivery Point" means the geographic location at which the Redhawk Delivery System crosses the exterior boundary of the real property owned by the Participants at PVNGS.

      "Effective Date" means that date set forth in Section 7.14 below.

      "Effluent" means treated wastewater effluent purchased by the Participants, APS, SRP or PWE pursuant to agreement(s) with any municipality, corporation or other entity now or hereafter producing treated wastewater effluent and making such effluent available for purchase by the Participants, APS, SRP or PWE.

      "Environment" means soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

      "Environmental Law" means any environmental or health and safety-related law, regulation, rule, ordinance, court decree, administrative order or decree, bylaw or published governmental agency guideline at the federal, state or local level, whether existing as of the date hereof, previously enforced or subsequently enacted.

      "Force Majeure" is an event not anticipated by any Party and not within the reasonable control of the Party claiming suspension or delay of its performance due to the event. Force Majeure includes an act or omission of government, act or omission of civil or military authority, strike, lockout, act of a public enemy, war, blockade, insurrection, riot, act of God, epidemic, landslide, earthquake, fire, storm, lightning, flood, unscheduled plant outage or breakdown, or other casualty. Force Majeure shall also include: (i) significant changes in Effluent quality before it is introduced into the WRF resulting in a violation of the Operating Parameters; (ii) major equipment failures, including WRF Pipeline ruptures or major breakdowns of a pumping station, WRF effluent treatment equipment, the Redhawk Delivery System, or the Redhawk storage reservoir; and (iii) other equipment failures that result in loss of production, treatment, or storage capability below that required to maintain the minimum reservoir level at Palo Verde specified in Section 2.1.5.

      "Hazardous Material or Substance" means any petroleum, oil, gasoline, other petroleum derivative products, flammable substances, explosives, radioactive materials, dioxins, radon gas, urea formaldehyde foam insulation and any asbestos containing materials; any waste, substance, material, liquid, chemical substance or mixture, element, compound, or solution included (a) in the definition of "hazardous substance," "hazardous waste," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "regulated

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substances," "pollutant" or "contaminant" in any Environmental Law now in effect or hereinafter placed into effect, (b) with respect to which any remedial, removal or reclamation obligations may be imposed under any Environmental Law or
(c) exposure to which may pose a health or safety hazard.

      "Non-Interested Participants" means all Participants (as defined below) except those Participants who hold any ownership interest in Redhawk, either directly or through a subsidiary or affiliated organization.

      "Operating Agent" means the Participant responsible for the performance of operating work and making capital improvements at PVNGS under the Participation Agreement.

      "Operating Parameters" means the specifications for Treated Effluent water quality set forth in the WRF Processing Operating Parameters, WRLA-8ZZ08 revision in effect when the Agreement is signed or as amended from time to time after notice to PWE pursuant to Section 2.1.7.

      "Participants" means APS and the other entities having an ownership or leasehold interest in PVNGS and related facilities as Parties to the Participation Agreement, including El Paso Electric Company, Los Angeles Department of Water and Power, Public Service Company of New Mexico, Salt River Project Agricultural Improvement and Power District ("SRP"), Southern California Edison Company, Southern California Public Power Authority, and each additional entity that may succeed to any such interest in PVNGS and related facilities.

      "Participation Agreement" means the Arizona Nuclear Power Project Participation Agreement, dated as of August 23, 1973, as amended now and in the future.

      "Party" means either PWE, acting solely as an owner, and if there is more than one owner, as agent on behalf of all owners of Redhawk, or APS, acting solely in its capacity as Operating Agent on behalf of the Participants. "Parties" means PWE, acting solely as an owner, and if there is more than one owner, as agent on behalf of all owners of Redhawk, and APS, acting solely in its capacity as Operating Agent on behalf of the Participants.

      "Per Unit Charge" means the cost per acre-foot for the transportation and treatment of Effluent, calculated in accordance with Section 2.3.1 of this Agreement.

      "Permanent Cessation of Operation(s)" means, in the case of PVNGS, as currently defined in 10 CFR Section 50.2, "for a nuclear power reactor facility, a certification by a licensee to the NRC that it has permanently ceased or will permanently cease reactor operation(s), or a final legally effective order to permanently cease operation(s) has come into effect" or as may be later defined in 10 CFR Section 50.2 or its successor; this defined term does not refer to the operational status of the WRF or the WRF Pipeline. In the case of any electric generating unit at Redhawk, "Permanent Cessation of Operations" means: (i) initiation of physical decommissioning activities for that unit; (ii) written notice from PWE to Operating Agent confirming PWE's intention to permanently cease operation of

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that unit; or (iii) failure to maintain for that unit all regulatory certifications and permits required for its operation and to keep such unit in such condition that it is capable of being restored to active power production in not more than a 270 day period (except in any circumstance that qualifies as a Force Majeure under Section 4.1).

      "Person" means any individual, corporation, partnership, joint venture, limited liability company, firm, association, trust or other entity or organization.

      "PWE" means Pinnacle West Energy Corporation and its permitted successors and assigns. For purposes of this Agreement PWE is acting solely as owner of Redhawk, and if there is more than one owner, as agent on behalf of the owners of Redhawk in all instances where this Agreement establishes rights or obligations applicable to PWE as owner of Redhawk, except to the extent that PWE becomes the permitted successor to the rights and obligations of APS as a Participant and Operating Agent, in which case: (i) PWE shall act in its capacity as an owner, and if there is more than one owner, as agent on behalf of the owners of Redhawk in all instances where this Agreement establishes rights or obligations applicable to PWE as owner of Redhawk; and (ii) PWE shall act in its capacity as Operating Agent in all instances where rights and obligations of the Operating Agent are established in this Agreement.

      "Redhawk Delivery System" means the pipeline, and all associated valves, meters and other equipment required to measure, control and transport Treated Effluent from the WRF reservoir discharge header to the Redhawk reservoir, whether owned by the owners of Redhawk or by the Participants.

      "Redhawk Isolation Valve" means the valve closest to WRF that isolates the flow of Effluent from WRF to Redhawk as depicted on the diagram attached as Attachment C.

      "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles).

      "Threat of Release" means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that may result from such Release.

      "Treated Effluent" means that water produced by transporting Effluent to and treating Effluent at the WRF in accordance with Operating Parameters.

      "WRF" means the tertiary wastewater treatment facility at the PVNGS Water Reclamation Facility, together with all appurtenant equipment, facilities, easements and rights of way for treatment of Effluent.

      "WRF Pipeline" means the WRF's associated Water Reclamation Supply System pipeline that conveys Effluent from the SROG 91st Avenue and Tolleson wastewater treatment plants, together with all appurtenant equipment, facilities, easements and rights of way.

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      1.2 Rules of Construction. Unless the context or the provision in question requires otherwise, the following rules of construction shall apply to this
Agreement: (i) a reference to an agreement, document or instrument includes all exhibits, schedules and attachments thereto and all amendments or replacements thereof; (ii) the singular includes the plural and the plural includes the singular; (iii) a reference to a Party or Person includes its permitted successors and permitted assigns; (iv) "include" and "including" are not limiting; (v) "or" means "one or the other or all" of the specifically enumerated things, states, or actions; (vi) "shall" or "will" means the listed duties or actions are mandatory; and (vii) "herein", "hereof", "hereunder" and similar words used in a document refer to the document as a whole. This
Agreement is the product of negotiation between the Parties and no ambiguity will be construed in favor of or against any Party solely as the result of such Party having drafted or proposed the ambiguous provision.

                             ARTICLE 2. TRANSACTION

      2.1 TRANSPORTATION AND TREATMENT OF EFFLUENT.

            2.1.1 This Agreement does not establish, modify or abrogate any rights of any Person to the ownership or use of Effluent.

            2.1.2 Operating Agent will transport and treat for use at Redhawk up to 7,500 acre-feet of Effluent annually for use at Redhawk Units 1 and 2, depending on the available capacity of the WRF and WRF Pipeline, provided that PWE has obtained rights to such amount of Effluent. Operating Agent shall provide transportation for Effluent acquired by PWE from the point of such Effluent's delivery into the WRF Pipeline, through the WRF, where tertiary treatment will be provided, and to the Delivery Point, consistent with all terms and conditions of this Agreement. PWE shall be responsible for obtaining rights to such Effluent; for ensuring that such Effluent satisfies the water quality standards specified in Attachment B for discharge into the WRF Pipeline including, at a minimum, primary and secondary treatment at a wastewater treatment facility; and for arranging for discharge of the Effluent into the WRF Pipeline. PWE shall also be responsible for ensuring that any Effluent discharged into the WRF Pipeline pursuant to PWE's contract rights may be utilized at PVNGS if and to the extent that PWE is unable to utilize said Effluent at Redhawk or Operating Agent is permitted to curtail deliveries to Redhawk pursuant to this Agreement. If PVNGS, in order to satisfy its own operating needs, curtails delivery to Redhawk of Effluent already purchased by PWE, PVNGS shall reimburse to PWE the price actually paid by PWE for all such Effluent used by PVNGS, provided, however, that if the seller of that Effluent accepts a lower price because the Effluent is used at PVNGS rather than at Redhawk, PVNGS shall reimburse PWE at the lower price applicable to use at PVNGS.

            2.1.3 In order to reserve capacity in the WRF Pipeline and WRF for transportation and treatment of this initial 7,500 acre-feet of Effluent, from and after the Effective Date of this Agreement, PWE shall annually pay to Operating

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      Agent an "Initial Reserve Fee" in the amount of $75,000 (i.e., $10.00 per acre-foot of reserved capacity). The first annual installment of this Initial Reserve Fee, prorated for the year to the Effective Date of this Agreement, shall be paid by PWE within 30 days after the Effective Date of this Agreement. All subsequent installments shall be paid by PWE on or before January 31 of each year during which this Agreement is in effect. Beginning in the year PWE begins accepting deliveries of Treated Effluent pursuant to this Agreement, PWE shall be entitled to a credit of up to the full amount of the Initial Reserve Fee paid in that year, to be applied against Per Unit Charges assessed pursuant to Section 2.3 below, at a rate of $10.00 per acre-foot of Treated Effluent delivered to the Delivery Point for Redhawk Units 1 and 2.

            2.1.4 Operating Agent shall also provide transportation and treatment of up to 7,500 acre feet of additional Effluent for use at Redhawk Units 3 and 4, depending on the available capacity of the WRF and WRF Pipeline, provided that (i) PWE has secured the rights to any additional Effluent it seeks to have transported and treated under this Agreement for use at Redhawk and (ii) on or before the following dates, PWE commits to take the following specified increments of additional Effluent for use at Redhawk:

            September 1, 2005:  Up to 3,750 acre-feet per year
                                of additional Effluent.

            September 1, 2007:  Up to another 3,750 acre-feet per year of additional Effluent.

            2.1.5 In order to reserve capacity in the WRF and WRF Pipeline for transportation and treatment of these additional increments of Effluent, from and after the Effective Date of this Agreement, PWE shall annually pay to Operating Agent an "Additional Reserve Fee" in the amount of $75,000 (i.e., $10.00 per acre-foot of additional capacity). The first annual installment of this Additional Reserve Fee, prorated for the year to the Effective Date of this Agreement, shall be paid by PWE within 30 days after the Effective Date of this Agreement. All subsequent installments shall be paid by PWE on or before January 31 of each year during which this Agreement is in effect, and the installment amount shall remain unchanged, unless PWE submits written notification to Operating Agent that PWE is relinquishing its right to have all or any remaining portion of the specified increments of additional Effluent transported and treated pursuant to this Agreement, provided, however, that if PWE relinquishes only a portion of its right to have the specified increments of additional Effluent transported and treated, PWE shall pay a reduced Additional Reserve Fee at a rate of $10.00 per acre-foot of additional capacity remaining subject to such right. If PWE fails to commit to take either of the additional increments of Effluent by the corresponding date specified for that increment, Operating Agent shall no longer provide transportation and treatment of that increment, and PWE's obligation to pay the Additional Reserve Fee shall terminate in proportion to the amount relinquished. If PWE commits to take either or both of the additional increments

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      of Effluent, then beginning in the year PWE begins accepting deliveries of the additional increment(s), PWE shall be entitled to a credit of up to the full amount of the Additional Reserve Fee paid in that year, to be applied against Per Unit Charges assessed pursuant to Section 2.3 below, at a rate of $10.00 per acre-foot of Treated Effluent delivered to the Delivery Point for Redhawk Units 3 and 4.

            2.1.6 Effluent transported, treated and delivered pursuant to this Agreement shall be used only at Redhawk Units 1 through 4. Any additional units constructed at Redhawk beyond Units 1 through 4 shall not use Treated Effluent delivered pursuant to this Agreement unless this Agreement is amended, in conformity with Section 7.10, to allow use of Treated Effluent at additional Redhawk units. The restrictions of this Section shall not be construed to prohibit the use of any other source of water at Redhawk units beyond Units 1 through 4. If any other source of water is commingled with Treated Effluent delivered to Redhawk pursuant to this Agreement, then: (i) that other source of water shall be discharged directly into the Redhawk storage reservoir and not into the Redhawk Delivery System; and (ii) appropriate administrative controls shall be in place to ensure that flow rates of Treated Effluent to Redhawk do not exceed demand rates for such Treated Effluent at Redhawk Units 1 through 4, including demand rates for Treated Effluent storage capacity in the Redhawk storage reservoir sufficient for Redhawk Units 1 through 4.

            2.1.7 Notwithstanding the provisions in Sections 2.1.2 and 2.1.4 above, Operating Agent shall not deliver Treated Effluent to PWE for use at Redhawk while: (i) the Treated Effluent level in the WRF reservoir is below 948 feet above Mean Sea Level (equivalent to 90% reservoir capacity); (ii) the Treated Effluent level in the WRF reservoir is below
      949.5 feet above Mean Sea Level (equivalent to 95% reservoir capacity) and the combined demand rate for Treated Effluent at PVNGS and Redhawk exceeds the maximum available Treated Effluent production rate of the WRF; or
      (iii) if transportation and treatment of Effluent would pose a risk to the operation of the WRF, the WRF Pipeline or PVNGS, as determined in the sole and reasonable discretion of the Operating Agent, subject to Section
      7.6.4. If delivery of Treated Effluent is interrupted pursuant to the preceding sentence, then as soon as the Treated Effluent level in the WRF reservoir exceeds 948 feet above Mean Sea Level, or 949.5 feet above Mean Sea Level when the combined demand rate for Treated Effluent at PVNGS and Redhawk exceeds the maximum available Treated Effluent production rate of WRF, and there is no longer a risk, as determined in the sole and reasonable discretion of the Operating Agent, to the operation of the WRF, the WRF Pipeline or PVNGS, Operating Agent shall resume delivery of Treated Effluent for use at Redhawk. A dispute over the amount set forth in any billing statement shall be resolved in accordance with Section
      2.3.5 and Article 6 and shall not constitute a risk to the operation of the WRF, the WRF Pipeline or PVNGS.

            2.1.8 The Parties acknowledge and agree that performance required by this Agreement may be subject to approvals or consents from third parties or from federal, state or local regulatory agencies with jurisdiction over the Parties. The

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      Parties will proceed in a timely manner to obtain such approvals. All reasonable costs incurred by Operating Agent in obtaining such approvals will be paid by PWE. If, after exercising Commercially Reasonable Efforts, the Parties are unable to obtain all necessary approvals and consents by December 31, 2001, either Operating Agent, acting pursuant to written instructions unanimously approved by all Non-Interested Participants, or PWE may terminate this Agreement upon 30 days written notice to the other Party.

            2.1.9 Operating Agent will exercise Commercially Reasonable Efforts to maintain both: (i) the reliability of the Treated Effluent supply to be provided under this Agreement to Redhawk, comparable to the reliability of the supply for Palo Verde; and (ii) the Treated Effluent quality for Redhawk, with such quality to be comparable to that provided to Palo Verde, provided, however, that PWE acknowledges and agrees that in the event of any conflict between the current or future demands of PVNGS (including demands of any additional units constructed as part of PVNGS) and Redhawk, whether as the result of limited capacity or supply in the transportation or treatment system, or for any other reason, the water supply needs of PVNGS will be served before those of Redhawk. Operating Agent will provide thirty (30) days advance written notice to PWE before planned changes to the Operating Parameters (and therefore the quality of the water provided to Redhawk) in accordance with Attachment A. Notwithstanding anything in this Agreement providing or implying the contrary, PVNGS may, at any time, call for and make use of any Effluent to which PVNGS, Operating Agent or APS has contractual rights to the extent such Effluent is required for cooling water purposes at PVNGS.

            2.1.10 Operating Agent shall construct, operate and maintain those portions of the Redhawk Delivery System located on PVNGS property. PWE shall construct, operate and maintain those portions of the Redhawk Delivery System not located on PVNGS property. PWE shall also construct, operate and maintain, at Redhawk, reservoir capacity to provide backup water for Redhawk for periodic production deficits. PWE shall be responsible for all costs, including capital costs, associated with the design, construction, operation and maintenance of the Redhawk Delivery System, Redhawk storage reservoir, any isolation valves on PVNGS property that are not included within the Redhawk Delivery System but which are required in the opinion of the Operating Agent to adequately protect PVNGS, and the flow control valves and orifice plates and any other equipment needed at PVNGS cooling tower makeup headers to provide sufficient system operating pressure to pump Treated Effluent to Redhawk.

            2.1.11 PWE shall reimburse Operating Agent for all costs, including capital costs, incurred by Operating Agent that are associated with the design, construction, operation and maintenance of the Redhawk Delivery System, the Redhawk storage reservoir and any isolation valves on PVNGS property that are not included within the Redhawk Delivery System but which are required in the opinion of the Operating Agent to adequately protect PVNGS, and the flow control valves and orifice plates and any other equipment needed at PVNGS

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      cooling tower makeup headers to provide sufficient system operating pressure to pump Treated Effluent to Redhawk. Whenever such costs are incurred, Operating Agent shall deliver an itemized invoice to PWE for payment. PWE shall pay any such invoice within 30 days after receipt. At Operating Agent's discretion such costs may be separately itemized on the invoices for Per Unit Charges delivered to PWE pursuant to Section 2.3.2.

            2.1.12 PWE will obtain Operating Agent's prior review and concurrence on: (i) the design and engineering for the Redhawk Delivery System; (ii) the associated construction schedule and related WRF outage requirements for constructing the Redhawk Delivery System; and (iii) all plans for operation, maintenance, repair or replacement of any component of the Redhawk Delivery System. After construction of the Redhawk Delivery System is complete, Operating Agent shall inspect and approve final construction prior to initial use of the system. PWE shall reimburse Operating Agent for all of its reasonably incurred costs associated with review, inspection and approval of the Redhawk Delivery System pursuant to this Section. Operating Agent's review, inspection and approval of the Redhawk Delivery System will be performed solely for the protection of PVNGS. Operating Agent approval shall not be unreasonably withheld, and Operating Agent shall have no liability to PWE or any other Redhawk participant based on its review or approval of the design, engineering or construction of the Redhawk Delivery System. Design, construction and installation of the Redhawk Delivery System will be performed in accordance with the PVNGS design and configuration control program, which is inclusive of a 10 C.F.R. Section 50.59, Changes, Tests and Experiments evaluation and any required Updated Final Safety Analysis Report updates. PWE will be responsible for obtaining all necessary permits and approvals for the construction and operation of the Redhawk Delivery System, and for ensuring that construction and operation of the Redhawk Delivery System complies with all applicable federal, state and local laws and regulations.

            2.1.13 Upon completion of construction of the Redhawk Delivery System, legal title in the PVNGS portions of the Redhawk Delivery System shall reside with the PVNGS Participants; provided, however, that: (i) as long as this Agreement is in effect, Operating Agent shall not use the PVNGS portions of the Redhawk Delivery System for any purpose other than delivery of Treated Effluent to PWE for use at Redhawk without the prior written consent of PWE; (ii) upon termination of this Agreement, PWE shall be relieved of any future indemnity obligation in relation to the PVNGS portions of the Redhawk Delivery System, except to the extent that a PVNGS Indemnitee (as defined in Section 3.1.1) receives a claim for any liability, damage, loss, or expense, which liability, damage, loss or expense was incurred prior to and including the date of termination and is subject to indemnity by PWE pursuant to Article 3; (iii) if the Participants sell the WRF and WRF Pipeline pursuant to Section 2.4, the Participants shall also transfer ownership of the PVNGS Portions of the Redhawk Delivery System; and (iv) PWE shall not pursue any claim against Operating Agent or the Participants for reimbursement of the cost of construction.

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            2.1.14 Operating Agent shall operate and maintain all devices used to measure, regulate and isolate the flow of Treated Effluent from WRF, up to and including the downstream isolation valve depicted on the diagram attached as Attachment C. PWE shall operate and maintain all other portions of the Redhawk Delivery System. Operating Agent and PWE shall each designate a representative with relevant technical expertise to develop appropriate operating criteria for the future operation of the Redhawk Delivery System. The operating criteria shall be approved by Operating Agent and PWE and implemented prior to the initiation of delivery of Treated Effluent to Redhawk. Operating Agent shall not be liable for physical damages, if any, to equipment, pipelines, or other facilities downstream from the isolation valve operated by Operating Agent that result from action taken by Operating Agent at variance with the agreed-upon operating criteria for the Redhawk Delivery System when, in the sole and reasonable discretion of Operating Agent, such action is necessary to protect PVNGS from damage.

            2.1.15 Except in cases of operational emergency, as determined in the sole and reasonable discretion of the Operating Agent, Operating Agent will give PWE reasonable notice, in accordance with Attachment A, of outages, including planned outages, that may partially or completely interrupt the flow of Treated Effluent into the Redhawk Delivery System. The Parties agree that planned outages normally will include: (i) clarifier cleaning and coating resulting in a reduced capacity (normally scheduled from November through March); (ii) planned full WRF maintenance outages (normally ten days in both April and October of each year, coincident with PVNGS refueling outages); (iii) planned outages for inspection, testing, repair, replacement or other maintenance activities associated with effluent pipelines or pumping systems; and (iv) any planned outages necessary to maintain the quality of Treated Effluent provided to PVNGS and Redhawk and to maintain the efficiency of the WRF. The Parties acknowledge that unplanned outages may also occur, including but not limited to any forced outages such as WRF Pipeline ruptures and leaks and outages to address water quality concerns, and all such unplanned outages shall be operational emergencies if deemed as such by the Operating Agent.

      2.2 Measurement of Effluent. Operating Agent shall determine the amount of Treated Effluent delivered each month to Redhawk by metering the quantity of Treated Effluent discharged through the Redhawk Isolation Valve. Operating Agent shall not discharge through the Redhawk Isolation Valve during any given month any greater quantity of Treated Effluent than the quantity of such Effluent that is actually delivered pursuant to PWE's contractual rights into the WRF Pipeline during that same month (for transportation to and treatment at WRF).

      2.3 PRICE AND BILLING.

            2.3.1 PWE will pay a Per Unit Charge (as hereinafter defined) for the transportation and treatment costs for each acre-foot of Treated Effluent delivered by Operating Agent to PWE under this Agreement for use at Redhawk and that is of comparable quality to that provided to PVNGS. The Per Unit Charge shall be

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      reviewed for adjustment annually and shall be calculated by the Operating
      Agent and provided to PWE on or before August 1 of each year for the following calendar year. (The Operating Agent shall reconcile the difference between estimated costs and actual expenses using the procedure set forth in Section 2.3.4 herein.) The Per Unit Charge to be assessed each year shall be calculated as follows (a sample calculation of the Per Unit Charge is attached as Attachment D):

            First, the Operating Agent shall determine the sum of: (i) all of the Operating Agent's costs of labor attributable to the WRF and the WRF Pipeline, whether for direct, contract or matrixed sources of labor; (ii) all tertiary treatment and WRF Pipeline operation and maintenance costs, including the costs for chemicals, energy, maintenance materials, maintenance services (including maintenance services provided by outside consultants), and costs for WRF treatment equipment or repairs, incurred by Operating Agent after the Effective Date, (iii) all capital costs projected for the year for the WRF and the WRF Pipeline, and (iv) an allowance for the Operating Agent's administrative and general expenses attributable to the WRF and the WRF Pipeline and to administering this Agreement, including loads and overheads associated with the WRF and the WRF Pipeline for those categories of expense normally charged to the Participants, provided that there shall be no duplication of charges between items (i) through (iv) above.

            Second, the Operating Agent shall divide the sum determined in the previous paragraph (First) by the total number of acre-feet of Treated Effluent generated by the WRF for use by the Participants at PVNGS and by PWE at Redhawk to determine the Per Unit Charge.

            2.3.2 Prior to initiating delivery of Treated Effluent to Redhawk, Operating Agent shall establish an operating account to track deliveries of Treated Effluent, corresponding Per Unit Charges, and payments due from, and paid by, PWE pursuant to this Agreement. Thereafter, upon initiation of delivery of Treated Effluent pursuant to this Agreement, Operating Agent shall submit to PWE each month a fully itemized invoice, which shall reflect the application of the Per Unit Charge to the volume of Treated Effluent in acre feet provided to PWE during the previous month. Each invoice shall also reflect the amount of the credit, if any, due PWE pursuant to Sections 2.1.3 and 2.1.5 for its prior payment of the Initial and Additional Reserve Fees.

            2.3.3 Prior to receiving any Treated Effluent pursuant to this Agreement, PWE shall pay to Operating Agent $200,000 as a security deposit. Operating Agent shall establish a separate interest-bearing security deposit account with an Arizona financial institution and shall deposit into that account the funds received from PWE pursuant to the immediately preceding sentence. All interest earned on this account shall be transferred to the operating account as a credit against amounts owed by PWE under invoices submitted pursuant to Section 2.3.2. Up to all of the principal balance in the security deposit account shall be transferred to the operating account to offset any unpaid balance owed by PWE under invoices submitted pursuant to Sections 2.3.2 and 2.3.4 if such invoices have not been paid by PWE within 30 days after receipt.

            2.3.4 Not later than ninety (90) days following the end of a calendar year, the Operating Agent shall identify the estimated costs described in Section 2.3.1 which were used in calculating the Per Unit Charge for the prior year and compare said estimated costs to the actual costs incurred by the Operating Agent with respect to such items. The Operating Agent shall provide to PWE an invoice at such time reflecting a credit balance for payments in excess of actual costs or an additional charge in the amount of the deficit from underpayments.

            2.3.5 PWE shall pay in full the amount stated in each invoice submitted by Operating Agent pursuant to Sections 2.3.2 and 2.3.4 within 30 days after receipt of the invoice. If PWE disputes the amount set forth in any invoice, PWE shall provide notice of such dispute at the time of payment, but may not withhold payment of the disputed amount. As long as the amount stated in each invoice is paid when due and a positive balance is maintained in the operating account, the Parties will resolve the dispute in accordance with the Dispute Resolution procedure set out in
      Article 6 below. If the Parties determine that the amount assessed was higher than the amount that should have been billed to PWE, PWE may either request a refund, which refund shall be paid by Operating Agent within thirty (30) days, or apply such amount toward future monthly billings. If PWE fails to pay the amount stated in any invoice within 30 days after receipt, and the security deposit account balance is zero, Operating Agent may, after providing 30 days written notice to PWE, cease delivering Treated Effluent into the Redhawk Delivery System until payment in full for any unpaid invoice(s) is received from PWE and a positive balance of no less than $200,000 is reestablished in the security deposit account.

            2.3.6 Operating Agent shall maintain accurate and complete accounting records relating to its performance under this Agreement, including accounting records in support of all billings to PWE. Such records shall be retained by Operating Agent and be reasonably available for inspection and audit by PWE or any Participant for three (3) years after the close of each calendar year that the agreement is in effect. Operating Agent shall give PWE and the Participants prior written notice of its intention to destroy any records that are the subject of this Section, even if the retention period has passed. Operating Agent shall provide PWE and the Participants a reasonable opportunity, if requested, to inspect and copy any records prior to their destruction.

            2.3.7 PWE will pay when due and indemnify and save harmless each Participant from all sales, excise, property, privilege, gross receipts, use, compensation and like taxes or assessments, now or hereafter imposed or levied by the United States, the State of Arizona or any other state, or any city, town, county or other division thereof, in connection with this Agreement. PWE shall be solely responsible for any income taxes imposed upon any or all PVNGS Participants with respect to any payments made by PWE for capital improvements (the "Income Tax Cost Component" or "ITCC"). The Parties understand and agree that: (i) PWE shall be treated for federal, state, and local income tax purposes as the owner of the PVNGS portion of the Redhawk Delivery System; and (ii) no Party shall take a position or action with respect to any tax return or in any filing by it for federal, state, or local income tax purposes that is inconsistent with such treatment.

            2.3.8 At PWE's expense, PWE may seek a Private Letter Ruling ("PLR") from the Internal Revenue Service ("IRS") asking whether PWE will be treated as the tax owner of those portions of the Redhawk Delivery System located on PVNGS property. Operating Agent and the Participants shall cooperate and coordinate with PWE as necessary in the preparation of the application for the PLR. Upon issuance of a favorable PLR concluding that PWE is the tax owner of the PVNGS portions of the Redhawk Delivery System, the Operating Agent shall refund or credit to PWE all excess amounts of ITCC collected from PWE prior to the date of such PLR, and any payments of ITCC due thereafter by PWE to the Operating Agent will cease. If a final determination is made by the IRS that any of the sums paid by PWE to the Operating Agent under the terms of this Agreement are, for federal income tax purposes, taxable to the Participant(s) despite the issuance of a favorable PLR, PWE shall pay, to the extent such sums are deemed taxable, all related ITCC amounts (including interest if applicable) to the Operating Agent.

            2.3.9 PWE shall have the right to request that Operating Agent or the Participants, at PWE's expense, contest, appeal, or seek abatement of any taxes asserted or assessed against any of the Participants for which PWE may be required to reimburse the Participants under this Agreement. If the Operating Agent or any Participant determines that it will contest, appeal, or seek abatement of any tax, then such party shall act in good faith to do so. PWE shall reimburse Operating Agent or Participant for any costs incurred in such contest, appeal or request for abatement of any tax. To the extent that any taxing authority concludes that any such tax is lower than previously assessed, the Operating Agent shall refund or credit to PWE an amount equal to that which PWE may have previously advanced to the Operating Agent for the payment of such tax.

      2.4 OPERATION OR SALE OF WRF AND WRF PIPELINE FOLLOWING PERMANENT CESSATION OF OPERATIONS AT PVNGS.

            2.4.1 If, during the term of this Agreement, PVNGS undergoes a Permanent Cessation of Operation, any continued operation of the WRF and WRF Pipeline shall be determined under the terms of the Participation Agreement or any subsequent agreement among the Participants concerning such continued operation of the WRF and WRF Pipeline. If the Participants continue to operate the WRF and WRF Pipeline, Operating Agent shall continue to satisfy its obligation to transport and treat Effluent for PWE for use at Redhawk consistent with all terms and conditions of this Agreement. If for any reason, the Participants do not continue to operate the WRF and the WRF Pipeline, then subject to any necessary notices, consents or approvals required to satisfy the terms of any existing sale/leaseback agreements, the Participants may dispose of the WRF and WRF Pipeline pursuant to any terms or procedures agreed upon by the Participants; provided that if the Participants agree to sell the WRF and WRF Pipeline, PWE shall be entitled to participate as a potential purchaser on an equal basis with any other potential purchasers.

            2.4.2 If the Participants agree to sell the WRF and WRF Pipeline, the purchaser shall obtain all necessary permits, consents and regulatory approvals required for it to own and operate the WRF and WRF Pipeline and shall agree in writing to assume: (i) the Operating Agent's obligations set forth in this Agreement to transport and treat Effluent for PWE for use at Redhawk; (ii) any obligations established in any separate agreement then existing for transportation and treatment of Effluent through the WRF Pipeline and WRF; and (iii) any decommissioning obligation applicable to the WRF and WRF Pipeline. If all required permits, consents and regulatory approvals are obtained by the purchaser, that purchaser and the Operating Agent shall in good faith negotiate an agreement for the transfer and subsequent operation of the WRF and WRF Pipeline consistent with the terms of this Section, which agreement shall be presented to the Participants for approval in accordance with any applicable provisions of the Participation Agreement prior to execution by Operating Agent.

      ARTICLE 3. INDEMNIFICATION AND LIMITATION OF LIABILITY

      3.1 INDEMNIFICATION BY PWE AS OWNER OF REDHAWK.

            3.1.1 PWE, as owner of Redhawk, shall indemnify, defend and hold harmless Participants and their officers, directors, employees, agents, successors and assigns (the "PVNGS Indemnitees") for, against and from any claim, liability, damage, loss, or expense of any kind or nature (including reasonable legal, accounting, consulting, engineering and other fees) for personal injury to or death of any person or for loss of or damage to property of any person or entity (collectively, "Damages"), in each instance to the extent determined to be resulting from any act or omission to act of PWE employees, agents or contractors (other than PVNGS employees, agents or contractors acting within the scope of their employment and for the sole benefit of PVNGS) arising in connection with performance under this Agreement by PWE acting as owner of Redhawk. The indemnity prescribed by the preceding sentence shall fully apply and not be extinguished even if and regardless of whether the damages are attributable to the joint or concurrent negligence, gross negligence, willful misconduct or strict liability in tort of a PVNGS Indemnitee.

            3.1.2 PWE, as owner of Redhawk, shall indemnify, defend and hold harmless the PVNGS Indemnitees for, against and from any claim, liability, damage, loss, or expense of any kind or nature (including reasonable legal, accounting, consulting, engineering and other fees, as well as environmental remediation costs, fines and penalties) that may be imposed on, incurred by, or asserted against any of the PVNGS Indemnitees by any other party or parties (including a governmental entity) arising out of the receipt, transportation and use of Treated Effluent after discharge of the same into the Redhawk Delivery System, including but not limited to any Release or Threat of Release of Treated Effluent or a Hazardous Material or Substance, in connection with or resulting from activities pertaining to this Agreement, except to the extent such Release or Threat of Release is determined to be attributable to the gross negligence or willful misconduct of Operating Agent. PWE, in its capacity as owner of Redhawk, shall promptly notify Operating Agent of any such claim and of any Release or Threat of Release of Treated Effluent or a Hazardous Material or Substance, or violation of Environmental Law or permit condition.

            3.1.3 PWE, as owner of Redhawk, shall indemnify, defend and hold harmless the PVNGS Indemnitees for, against and from any claim, liability, damage, loss, or expense of any kind or nature (including reasonable legal, accounting, consulting, engineering and other fees, as well as environmental remediation costs, fines and penalties) that may be imposed upon, incurred by or asserted against any of the PVNGS Indemnitees by any supplier of Effluent to Redhawk arising out of, in connection with, or relating to any acquisition of Effluent by PWE from such suppliers for use at or for Redhawk, or arising out of, in connection with, or relating to any transportation to, treatment of, or use at Redhawk of such Effluent acquired by PWE in its capacity as owner of Redhawk.

      3.2 PROPORTIONAL LIABILITY. Except for the indemnification provided in
Section 3.1, PWE's proportional share of liability, in its capacity as owner of Redhawk, for the acts or omissions of Operating Agent or its employees or contractors when Operating Agent or its employees or contractors are acting for the joint benefit of PVNGS and Redhawk and prior to discharge into the Redhawk Delivery System shall initially be set at 10% of the total claim, liability, damage, loss or expense at issue. PWE's proportional share of liability, in its capacity as owner of Redhawk, shall remain at 10% until such time as PWE commences taking the additional Effluent provided for in Section 2.1.4. If PWE commences taking the additional Effluent provided for in Section 2.1.4, PWE's proportional share of liability, in its capacity as owner of Redhawk, under this Section shall be recalculated to reflect the relative quantity of Effluent being transported and treated through the WRF Pipeline and WRF for PWE's use at Redhawk in comparison to the total quantity of Effluent being transported and treated through the WRF Pipeline and WRF.

      3.3 LIMITATIONS ON LIABILITY.

            3.3.1 NEITHER OPERATING AGENT NOR ANY PVNGS PARTICIPANT (IN SUCH CAPACITY) SHALL BE LIABLE TO PWE OR ANY OTHER PARTICIPANT IN REDHAWK (IN SUCH CAPACITY) FOR ANY LOSS OR DAMAGE IN THE NATURE OF PARTIAL OR COMPLETE LOSS OF USE OF ANY GENERATING FACILITY, LOSS OF ELECTRIC

      POWER, COST OF REPLACEMENT OF ELECTRIC POWER, OR FOR ANY LOSS OF INTEREST, REVENUE, OR ANTICIPATED PROFITS FROM ACTIVITIES UNDER THIS AGREEMENT. NOR SHALL OPERATING AGENT OR ANY PVNGS PARTICIPANT BE LIABLE TO PWE OR ANY OTHER PARTICIPANT IN REDHAWK FOR ANY INDIRECT, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

            3.3.2 EXCEPT FOR CLAIMS FOR INDEMNITY UNDER SECTION 3.1 AND CLAIMS UNDER SECTION 3.2 ABOVE, AS TO EACH OF WHICH THE PROVISIONS AND LIMITATIONS OF THIS SECTION 3.3.2 SHALL NOT APPLY; (i) PWE AND ALL OTHER PARTICIPANTS IN REDHAWK COLLECTIVELY SHALL BE LIABLE TO OPERATING AGENT AND ANY PVNGS PARTICIPANT ONLY TO THE EXTENT ANY LOSS OR DAMAGE IS CAUSED BY OR ARISES OUT OF THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR STRICT LIABILITY IN TORT OF PWE OR ANY OTHER PARTICIPANT IN REDHAWK, EVEN IF AND REGARDLESS OF WHETHER THE LOSS OR DAMAGE IS ATTRIBUTABLE TO THE JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR STRICT LIABILITY IN TORT OF OPERATING AGENT; AND (ii) IN NO EVENT SHALL THE LIABILITY OF PWE AND ANY OTHER PARTICIPANT IN REDHAWK PURSUANT TO THIS
      SECTION 3.3.2 COLLECTIVELY EXCEED AN AGGREGATE AMOUNT OF FIVE MILLION DOLLARS ($5,000,000.00) PER OCCURANCE. THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION 3.3.2 SHALL NOT APPLY TO PAYMENT OF RESERVE CHARGES OWED BY PWE PURSUANT TO SECTION 2.1 AND PER UNIT CHARGES OWED BY PWE PURSUANT TO SECTION 2.3.

            3.3.3 EXCEPT FOR CLAIMS FOR INDEMNITY UNDER SECTION 3.1, CLAIMS UNDER SECTION 3.2 AND CLAIMS UNDER SECTION 3.3.2, AS TO EACH OF WHICH THE PROVISIONS AND DISCLAIMERS OF THIS SECTION 3.3.3 SHALL NOT APPLY, NEITHER PWE NOR ANY OTHER PARTICIPANT IN REDHAWK SHALL BE LIABLE TO OPERATING AGENT OR ANY OTHER PVNGS PARTICIPANT FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

      3.4 The provisions of this Article 3 shall not be construed so as to relieve any insurer of its obligation to pay any insurance proceeds in accordance with the terms and conditions of valid insurance policies.

      3.5 SURVIVAL OF INDEMNIFICATION. The liability and Indemnification obligations set forth in this Agreement shall survive the expiration or termination of this Agreement.

      3.6 Except as otherwise specifically provided in this Agreement, any liability of Operating Agent to the Participants for the acts or omissions of Operating Agent or its employees or contractors shall be determined under the liability provisions of the Participation Agreement.

ARTICLE 4. FORCE MAJEURE; CONDITIONAL DUTY OF PERFORMANCE

      4.1 FORCE MAJEURE; TIME FOR PERFORMANCE. A Party unable to perform its duties under this Agreement by reason of a Force Majeure (a "nonperforming Party") may request that its time for performance be extended for a period equal to the time performance is delayed by the Force Majeure, by giving written notice to the other Party within five (5) business days after commencement of the Force Majeure. The written notice shall include a detailed description of the event and an estimate of the length of the delay. The other Party shall agree to extend the time for performance, but it may evaluate its agreement on a continuing basis, reserving the right to terminate the Agreement as provided in this paragraph if it determines the delay has a significant adverse effect on its operations. The nonperforming Party shall use Commercially Reasonable Efforts to remedy the effects of the Force Majeure. Delay due to an event for which no notice has been given and the other Party's agreement has not been obtained shall be an unexcused delay. If a Party's excused delay continues for a period of more than 36 months, the other Party shall have the right to terminate this Agreement upon 90 days written notice. If PWE, as owner of Redhawk, receives a notice of termination from the Operating Agent pursuant to the preceding sentence, PWE may elect to begin paying an annual fee (the "Retention Fee") of $10 per acre-foot for each acre-foot of WRF and WRF Pipeline capacity that is then subject to PWE's transportation and treatment rights under this Agreement. As long as PWE continues paying the Retention Fee under this Section, this Agreement shall remain in full force and effect.

      4.2 CONDITIONAL DUTY OF PERFORMANCE.

            4.2.1 NOTWITHSTANDING THE PROVISIONS OF SECTION 5.2.2, PWE EXPRESSLY ACKNOWLEDGES THAT ITS RIGHT TO HAVE EFFLUENT TRANSPORTED AND TREATED THROUGH THE WRF PIPELINE AND WRF FOR USE AT REDHAWK PURSUANT TO THIS AGREEMENT SHALL AT ALL TIMES BE SUBORDINATE TO THE PARTICIPANTS' RIGHT TO RECEIVE AND HAVE EFFLUENT TRANSPORTED AND TREATED THROUGH THE WRF PIPELINE AND WRF FOR COOLING WATER USE AT PALO VERDE, AS PALO VERDE EXISTS TODAY OR AS IT MAY BE EXPANDED IN THE FUTURE, INCLUDING ANY ADDITIONAL UNITS.

            4.2.2 THE PARTIES RECOGNIZE AND ACKNOWLEDGE THAT AT SOME TIME IN THE FUTURE, THE PARTICIPANTS MAY ELECT TO EXPAND PALO VERDE. IN THE EVENT OF SUCH AN EXPANSION, THE PARTIES RECOGNIZE AND ACKNOWLEDGE THAT THE QUANTITIES OF EFFLUENT THAT CAN BE TRANSPORTED AND TREATED FOR PWE FOR THE BENEFIT OF REDHAWK MAY NEED TO BE LIMITED OR

      RESTRICTED TO TAKE INTO ACCOUNT THE NEEDS OF THE PARTICIPANTS; PROVIDED, HOWEVER, THAT THE OPERATING AGENT SHALL GIVE PWE AT LEAST THREE YEARS PRIOR WRITTEN NOTICE OF THE AMOUNT OF ANY LIMITATION OR RESTRICTION ANTICIPATED TO RESULT FROM SUCH AN EXPANSION. IF THE OPERATING AGENT GIVES SUCH NOTICE TO PWE, THE PARTICIPANTS AND PWE SHALL NEGOTIATE IN GOOD FAITH REGARDING POTENTIAL PARTICIPATION BY PWE IN THE FUNDING OF ANY EXPANSION OF THE WRF PIPELINE AND/OR WRF REQUIRED TO SERVE THE PALO VERDE EXPANSION IN RETURN FOR RIGHTS TO HAVE EFFLUENT TRANSPORTED AND TREATED IN THE EXPANDED FACILITIES FOR SUBSEQUENT DELIVERY TO REDHAWK.

                         ARTICLE 5. TERM AND TERMINATION

      5.1 TERM. This Agreement shall be effective as of the Effective Date and, unless otherwise terminated pursuant to the provisions of this Agreement, shall continue until the earlier of: (i) Permanent Cessation of Operation of PVNGS;
(ii) Permanent Cessation of Operation of all constructed units at Redhawk that are entitled to receive Treated Effluent under this Agreement; or (iii) December 31, 2027, unless the term of the Participation Agreement is extended beyond December 31, 2027, in which case this Agreement shall continue in effect for the extended term of the Participation Agreement unless terminated prior to the end of that term pursuant to clause (i) or clause (ii) of this Section or as otherwise provided under the provisions of this Agreement.

      5.2 TERMINATION.

            5.2.1 Either Operating Agent, acting pursuant to written instructions unanimously approved by all Non-Interested Participants, or PWE may terminate the Agreement by written notice to the other Party at any time, if any of the following occurs: (1) a defaulting Party fails to cure a material breach under the Agreement; (2) a material adverse change in the financial condition of either Party occurs, which affects or will adversely affect that Party's performance under the Agreement; or (3) proceedings are filed by or against a Party under federal bankruptcy or state insolvency statutes, or a Party makes an assignment for the benefit of creditors or takes advantage of any insolvency statute or similar statute, or a receiver or trustee is appointed for the property and assets of that Party and the receivership is not discharged within one hundred twenty (120) days of such appointment. If either Party gives a termination notice under this Section, the Parties shall cooperate to effect an efficient and smooth transition of responsibility with respect to all matters governed by the Agreement.

            5.2.2 At any time after the tenth anniversary of the Effective Date, either Operating Agent, acting pursuant to instructions unanimously approved by all Non-Interested Participants, or PWE may submit notice to the other Party either terminating this Agreement, or reducing the quantity of Effluent that PWE will be entitled to have transported and treated pursuant to this Agreement, for any lawful reason. The Agreement shall remain in effect for a period of thirty-six
      (36) months after notice is submitted pursuant to this Section. The liability and indemnification obligations of this Agreement, as set forth in Article 3, shall survive termination of this Agreement. Operating Agent acknowledges that actual demand for Treated Effluent will vary from year to year during construction and operation of Redhawk, and any such variation will not be a basis, absent a breach of this Agreement, for limiting PWE's right to have up to 15,000 acre-feet of Effluent transported and treated by Operating Agent through the WRF Pipeline and WRF in any given year. If PWE permanently ceases operation of one or more Redhawk units, PWE's right to have Effluent treated and transported pursuant to this Agreement shall be reduced by 3,750 acre-feet per year for each Redhawk unit that undergoes such Permanent Cessation of Operations. The provisions of this Section 5.2.2 are not intended to, and shall not be construed to, limit or modify any right of Operating Agent to curtail or interrupt deliveries of Treated Effluent to Redhawk granted elsewhere in this Agreement.

            5.2.3 All obligations and liabilities of the Parties under this Agreement shall cease upon termination except the obligations of PWE under
      Section 2.3 regarding payment of invoiced amounts when due, the obligations of the Parties under Article 3 (Indemnification and Limitation of Liability), and the liabilities of any Party resulting from a default by such Party leading to termination of this Agreement, all of which shall survive termination. Upon the expiration or termination of this Agreement and upon the demand of all Non-Interested Participants, PWE shall pay Operating Agent to remove all distribution piping, and other parts of the Redhawk Delivery System from PVNGS, restoring said property to its prior condition within 180 days of the date of expiration or termination, all at PWE's own expense. If the Non-Interested Participants do not demand removal of the Redhawk Delivery System from PVNGS within six months of termination of this Agreement, the Participants may use the PVNGS portions of the Redhawk Delivery System for purposes other than delivery of Treated Effluent to Redhawk and thereafter PWE shall not be obligated to pay any costs associated with subsequent operation, maintenance or removal of the PVNGS portions of the Redhawk Delivery System.

                          ARTICLE 6. DISPUTE RESOLUTION

      6.1 SETTLEMENT BY MUTUAL AGREEMENT. The Parties agree it is in their best interests to settle any dispute as expeditiously and economically as possible. Therefore, if a dispute arises between them regarding a Party's performance of its obligations or any other matter governed by the terms of the Agreement, the Parties shall attempt to resolve the dispute through mediation in the manner prescribed in this Section. Promptly upon the occurrence of a dispute, the aggrieved Party shall notify the other Party in writing (the "Claimant's Statement"), setting forth in reasonable detail the basis for the dispute, the aggrieved Party's position and its proposal for resolution of the dispute. Within ten (10) business days following receipt of the Claimant's Statement, the other Party shall respond in writing (the "Responsive Statement") setting forth in reasonable detail the respondent's position and its proposal for resolution of the dispute. Within ten (10) business days after the aggrieved Party's receipt of the Responsive Statement, the Parties shall meet and attempt in good faith to expeditiously negotiate a resolution of the dispute. A representative or representatives of each Party who is authorized to act for the Party and resolve the dispute without resort to higher authority shall be in attendance at the opening session and throughout the dispute resolution procedure described in this Section.

      6.2 MEDIATION. If a resolution of the dispute is not obtained within thirty (30) calendar days after the discussions begin, the Parties shall apply to the American Arbitration Association ("AAA") or other similar agreed-upon organization for appointment of a professional mediator who has not previously been employed by either Party (excluding employment as a mediator) and does not have a direct or indirect interest in either Party or the subject matter of the mediation. The mediator's role shall be to facilitate expeditious good faith negotiations between the Parties, in an effort to resolve the dispute. The cost of the mediation, including the mediator's fees and expenses, shall be borne equally by the Parties. The mediator shall not have the authority to impose a resolution on the Parties but shall serve only as a facilitator to attempt to reach a solution to the dispute. The Parties will be bound by any schedule set out by the mediator for continuing good faith negotiations aimed at resolving the dispute provided that such schedule shall not exceed 180 days. In establishing this schedule, the mediator shall be guided by the principle that it is the Parties' intention that disputes be resolved expeditiously, giving due consideration to reducing expense, minimizing delay and preserving the relationship of the Parties.

      6.3 BINDING ARBITRATION. Any dispute that cannot be resolved under Section
6.2 shall be submitted to binding arbitration by one arbitrator who has not previously been employed by either Party (excluding employment as an arbitrator), and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. The arbitrator shall either be an individual mutually agreed upon by the Parties within 15 days after mediation under Section 6.2 has ended, or failing agreement by the Parties, shall be selected under the rules of the AAA. The rules of the AAA, including the Optional Procedures for Large, Complex Commercial Disputes, shall apply to the arbitration proceedings to the extent not inconsistent with the rules specified in this section. The Parties shall divide equally the cost of the arbitrator and the hearing.

      6.4 CONFIDENTIALITY. Negotiations undertaken pursuant to Section 6.1 and
6.2 shall be deemed confidential as settlement discussions. Nothing said by a Party, nor any position taken during the course of the negotiations shall be introduced as evidence by the opposing Party in any subsequent arbitration concerning the same or related transactions.

                          ARTICLE 7. GENERAL PROVISIONS

      7.1 Entire Agreement; No Effect on Participation Agreement. This Agreement supersedes all prior and contemporaneous conduct and communications, whether written or oral, pertaining to the Parties' rights and obligations with respect to the Participants' granting to PWE use of the WRF and WRF Pipeline for transportation and treatment of Effluent for use at Redhawk. The Parties shall not be bound by or be liable for any statement or understanding of any kind not set forth in this Agreement.

This Agreement may not be modified, changed or added to except in writing signed by all Parties hereto. This Agreement is not intended to, and shall not be construed to, amend, modify or abrogate any provision of the Participation Agreement.

      7.2 LAWS AND REGULATIONS. The Parties and their employees, agents, and representatives shall at all times comply with all applicable federal, state, and local laws, ordinances, statutes, standards, rules, orders, and regulations.

      7.3 DESIGNATED REPRESENTATIVE AND NOTICE.

            7.3.1 Each Party shall advise the other Party of the name, address, and telephone number of a designated representative authorized to act on its behalf. All communications relating to the day-to-day activities under this Agreement shall be between the designated representatives.

            7.3.2 All notices and communications required under this Agreement shall be in writing and may be delivered personally to a Party, may be delivered by facsimile or may be mailed by deposit in United States certified mail, return receipt requested, or by deposit with a reputable overnight delivery service. Notices shall be effective: (i) on the date delivered by personal delivery or facsimile; (ii) three (3) business days following the date deposited in the United States mail; or (iii) the next business day following delivery to a reputable overnight delivery service. Notices and communications shall be delivered or mailed to the Parties as follows:

      If to PWE:                          If to Operating Agent:
--------------------------------   --------------------------------------
Pinnacle West Energy Corp.                Arizona Public Service Company
Mail Station 8983                         Mail Station 6215
P.O. Box 53999                            P. O. Box 53999
Phoenix, Arizona 85072-3999               Phoenix, Arizona 85072-3999
Attention: Redhawk Plant Manager         Attention: WRF Department Leader
Telephone: 602-250-2575            Telephone: 623-393-3000
Facsimile: 602-250-2153            Facsimile: 623-393-1688

      7.4 WAIVER. Either Party's failure or delay in enforcing the terms and conditions of this Agreement or in insisting upon strict performance of any of the other Party's obligations shall not be interpreted as a waiver thereof. Waiver of any provision of this Agreement shall only be effective if in writing and shall not be interpreted as a waiver of any subsequent breach or failure under the same or any other provision of this Agreement. No conduct, statement, course of conduct, course of dealing, oral expression, or other action shall be construed as a waiver.

      7.5 ASSIGNMENT. With the prior written consent of Operating Agent (such consent not to be unreasonably withheld, conditioned or delayed), PWE may assign, in whole or in part, its rights or delegate its duties under this Agreement at any time to any other Person now or hereafter participating in all or a portion of Redhawk, provided that the assignee assumes in writing PWE's obligations. No assignment or delegation will release PWE from its obligations unless the Participants consent to a release. With the prior written consent of PWE (such consent not to be unreasonably withheld, conditioned or delayed), Operating Agent may assign, in whole or in part, its rights or delegate its duties under this Agreement at any time to any other Participant, provided that the assignee assumes in writing Operating Agent's obligations. No assignment or delegation will release Operating Agent from its obligations hereunder unless PWE consents to a release.

      7.6 THIRD PARTY BENEFICIARIES; ENFORCEMENT OF PROVISIONS.

            7.6.1 Any person or entity other than PWE acquiring an ownership interest in Redhawk, and any Participant not a Party to this Agreement is expressly intended as a third party beneficiary of this Agreement. Otherwise, this Agreement is not intended to and does not create any claims, rights, remedies, or benefits exercisable by a third party. The Parties agree that the Participants will have standing to enforce the provisions of this Agreement and to cure any material default under this Agreement by Operating Agent, in the manner described in this Section 7.6, if a majority of the Participants other than Operating Agent determine in good faith that Operating Agent is not enforcing the Agreement or has defaulted on any of its material obligations under the Agreement.

            7.6.2 If any Participant is of the opinion that Operating Agent has, by either its actions or inaction, defaulted on any of its material obligations under this Agreement, that Participant may give written notice to Operating Agent and to the other Participants, together with a statement of the reasons for its opinion. The Operating Agent may thereafter prepare a statement of the reasons justifying its action or failure to take action. If agreement in settling the dispute is not reached between Operating Agent and the Participant that gave the notice, then, upon a majority (by number) decision of the Participants other than Operating Agent the matter shall be submitted to mediation in the manner provided for in Section 6.2 and, if necessary, to arbitration as provided for in Section 6.3 (as if those Participants were a Party). During the continuance of the mediation and, if necessary, the arbitration proceedings, Operating Agent may continue the action taken or not taken in the manner it deems most advisable and consistent with this Transportation and Treatment Agreement unless the complaining Participants have obtained a stay or other form of judicial relief requiring a discontinuance thereof.

            7.6.3 If, through proceedings conducted under Section 6.3, it is determined that Operating Agent has defaulted on any of its material obligations under this Agreement, the Operating Agent shall promptly cure its default. For defaults by Operating Agent affecting its obligation to deliver Treated Effluent to the Delivery Point, Operating Agent shall employ commercially reasonable efforts to cure its default as soon as reasonably possible under the circumstances. For defaults by Operating Agent not affecting its obligation to deliver Treated

      Effluent to the Delivery Point, Operating Agent shall commence to cure its default within 30 days after conclusion of the proceedings conducted pursuant to Section 6.3. If Operating Agent fails to cure, or in good faith to commence to cure, its default as provided in this Section, the other Participants may, by majority (by number) decision of the Participants other than Operating Agent, elect to take appropriate action to cure Operating Agent's default.

            7.6.4 If any Participant is of the opinion that: (i) there exists a basis under Section 2.1.7 of this Agreement to shut off flow of Treated Effluent to Redhawk, and Operating Agent has not acted on that basis to shut off such flow; or (ii) Operating Agent has engaged in actions for its own benefit, or for the benefit of any owner of Redhawk, and those actions present a risk of harm to the WRF, WRF Pipeline or PVNGS; that Participant may notify Operating Agent and the other Participants of its opinion and request that the flow of Treated Effluent to Redhawk be shut off by Operating Agent, or that Operating Agent cease the actions that present a risk of harm to the WRF, WRF Pipeline or PVNGS. If Operating Agent fails or refuses to comply with the request within 24 hours after receipt of such notice, that Participant, and any other Participant that chooses to do so, may seek an injunction from a court of competent jurisdiction to require that Operating Agent shut off the flow or cease the specified actions for the reason(s) stated in the notice. Any Participant that does not seek an injunction pursuant to this Section shall not be liable to Operating Agent or PWE for any attorneys fees, costs and expenses of litigation and investigation awarded pursuant to Section 7.8 in the event the Participant(s) seeking the injunction is(are) unsuccessful in that effort. In the event the Participant(s) seeking the injunction is(are) successful, all other Participants shall be liable to the successful parties for reasonable attorneys fees, costs and expenses of litigation and investigation awarded pursuant to Section 7.8.

            7.6.5 The terms of this Section 7.6 relate solely to enforcement of the provisions of this Agreement by the Participants. All other disputes between the Participants and Operating Agent concerning any aspect of the operation or management of PVNGS remain exclusively subject to the dispute resolution provisions of the Participation Agreement, which are not altered, abrogated or amended in any way by this Agreement.

      7.7 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona and of the United States without giving effect to the doctrine of conflict of laws. The Agreement shall be deemed made and entered into in Maricopa County, Arizona.

      7.8 ATTORNEY'S FEES. Except in case of mediation and/or arbitration conducted pursuant to Section 6.2 and/or 6.3, should any claim be brought by a Party or intended third party beneficiary (PVNGS Participant) against another Party or Parties arising out of this Agreement, including any action for declaratory or injunctive relief, the prevailing party or parties shall be entitled to reasonable attorney's fees, costs and expenses of litigation and investigation incurred in the proceedings, including appellate proceedings or in any action or participation in, or in connection with, any case or proceeding under the United States or other bankruptcy laws, and any judgment or decree rendered in any such action or proceedings shall include an award thereof.

      7.9 SEVERABILITY. If any term or condition of this Agreement is held to be invalid, void, or unenforceable by any court of competent jurisdiction, that holding shall not affect the validity or enforceability of any other term or condition of the Agreement, unless enforcing the balance of the Agreement would deprive either Party of a fundamental benefit of its bargain.

      7.10 AMENDMENT. This Agreement may not be modified or amended except by an instrument in writing signed by authorized representatives of the Parties, and in the case of Operating Agent, pursuant to a resolution evidencing unanimous Participant approval of the amendment.

      7.11 COUNTERPARTS. This Agreement may be executed by the Parties in any number of separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same agreement. All signatures need not be on the same counterpart.

      7.12 SECTION HEADINGS. Article and Section headings in this Agreement are for convenience of reference only, and do not define, limit, or fully describe the scope or intent of these provisions. This Agreement and any other documents attached to or incorporated herein shall be interpreted according to their plain meaning and without regard to such factors as the Party who prepared them or the relative bargaining power of the Parties.

      7.13 RELATIONSHIP OF THE PARTIES. The execution of this Agreement shall not create or constitute a partnership, joint venture, entity, or any form of business organization between the Parties.

      7.14 EXECUTION AND EFFECTIVE DATE. Time is of the essence of the obligations under this Agreement. This Agreement has been executed by the duly authorized representatives of the Parties, and shall be effective as of the 10th day of April, 2001.

      PINNACLE WEST ENERGY CORPORATION

      SIGNATURE  /s/ Ajoy K. Banerjee
               _____________________________

      NAME  Ajoy K. Banerjee
          __________________________________

      TITLE  Vice President
           _________________________________

      ARIZONA PUBLIC SERVICE COMPANY

      SIGNATURE  /s/ James M. Levine
               __________________________________

      NAME  James M. Levine
          _______________________________________

      TITLE  Executive Vice President, Generation
           ______________________________________

            On its own behalf and as agent for:
            El Paso Electric Company
            Los Angeles Department of Water and Power
            Public Service Company of New Mexico
            Salt River Project Agricultural Improvement and Power District Southern California Edison Company
            Southern California Public Power Authority

                                  ATTACHMENT A

                  DELIVERY SCHEDULE AND COMMUNICATIONS PROTOCOL

I.    TARGET DELIVERY SCHEDULE:

In April of each year, PWE will provide a forecast schedule of water use for the Facility for the following year to Operating Agent in order for Operating Agent to comply with notification requirements contained in the Agreements with SROG and/or the City of Tolleson. In June of each year, Operating Agent will provide a planned schedule of Treated Effluent to be provided to PWE for use in the Facility.

II.   COMMUNICATIONS PROTOCOL:

      A.    Operating Agent will provide the following notices to PWE:

            1.    Thirty (30) days prior notice before changing Operating
                  Parameters.

            2. Immediate notification for full or partial interruption of water production, with such notices to include an estimate of the forecast time to return to full production.

            3. A daily update on return to full production forecast following notification under subparagraph A.2 above.

            4. Notification at least 10 days in advance of any planned outage including both the start and planned completion times.

      B.    PWE WILL PROVIDE THE FOLLOWING NOTICES TO OPERATING AGENT:

            1. Immediate notification for partial or full interruption of the ability to receive Treated Effluent.

            2. A daily update on PWE's ability to receive Treated Effluent following notification under subparagraph B.1 above.

            3. Notification at least 10 days in advance of any planned PWE equipment or system outage, including both the start and planned completion times, that may impact the transportation or receipt of Treated Effluent by Redhawk.

'
                                  ATTACHMENT B

                   WASTEWATER TREATMENT PLANT EFFLUENT QUALITY
               REQUIREMENTS FOR THE PVNGS WATER RECLAMATION PLANT

      At a minimum, all Effluent discharged into the WRF Pipeline pursuant to this Agreement shall have received, prior to such discharge, both primary and secondary wastewater treatment at a wastewater treatment facility. All such Effluent shall also meet the minimum water quality parameters specified in the following table:

   PARAMETER DESCRIPTION             SPECIFICATION               UNITS
----------------------------         -------------           --------------
          Ammonia                        < 15                 mg/l as NH(3)

          Calcium                        < 150               mg/l as CaCO(3)

         Magnesium                       < 110               mg/l as CaCO(3)

         Alkalinity                      < 200               mg/l as CaCO(3)

          Chloride                       < 250                mg/l as Cl-

          Fluoride                       < 1.0                mg/l as F-

          Nitrate                        < 5.0                 mg/l as N

         Phosphate                      < 10.0                mg/l as PO(4)

          Sulfate                        < 180                mg/l as SO(4)

           Silica                       < 20.0               mg/l as SiO(2)

             Ph                        7.0 - 7.8                  pH

        Conductivity                    < 1350                   Mhos

Total Dissolved Solids(TDS)             < 1000                   mg/l

         Turbidity                       < 15                   N.T.U.

Total Suspended Solids(TSS)              < 15                    mg/l

 Biochemical Oxygen Demand               < 15                  mg/l BOD(5)

                                  ATTACHMENT C

                      [DIAGRAM OF REDHAWK DELIVERY SYSTEM]

                         In accordance with Item 304 of
                        Regulation S-T of the Securities
                       Exchange Act of 1934, Attachment C
                       to this Agreement is a diagram of
                          the Redhawk delivery system.

                                  ATTACHMENT D

                     SAMPLE CALCULATION OF PER UNIT CHARGES

                      Redhawk Monthly Bill Calculation for
                          Transportation and Treatment

                                    (Example)
                   (Based on Estimates for Calendar Year 2003)

Manpower                             $     91.00

Maintenance Materials                $     14.00

Contract Service & Labor             $     23.00

Capital Expenses                     $     94.00

A & G/Loads                          $     42.00

Chemicals                            $     49.00

Electricity                          $     14.00

  Total/Unit Cost                    $    327.00

Acre Feet Delivered                       822.00

  Total Charge                       $268,794.00